EXHIBIT 99.1

CONTACT:    Investor Relations
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                          Corporate Communications
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Delta Air Lines Reports Monthly Results For April 2006

ATLANTA, May 31, 2006 - Delta Air Lines (Other OTC: DALRQ) today filed its Monthly Operating Report for April 2006 with the U.S. Bankruptcy Court for the Southern District of New York. Key points include:
•	Delta’s April 2006 net loss was $27 million.
•	April 2006 net income before reorganization items was $22 million.
•	As of April 30, 2006, Delta had $2.5 billion of unrestricted cash, cash equivalents and short-term investments.

Delta reported a net loss of $27 million in the month of April 2006, compared to a net loss of $163 million in April 2005. Delta’s net income before reorganization items was $22 million for April 2006, a $185 million improvement versus the net loss in the prior year period. As of April 30, 2006, Delta had $3.4 billion of cash, cash equivalents and short-term investments, of which $2.5 billion was unrestricted.

Restructuring Progress

                In September 2005, Delta announced a comprehensive restructuring plan intended to deliver an additional $3 billion in annual financial benefits through revenue improvements and cost reductions by the end of 2007. Delta has now surpassed $1 billion of financial benefits and remains on track to achieve 70 percent of the $3 billion in targeted benefits in 2006. During the month of April, Delta continued its significant progress by:
•	Reducing operating costs to achieve a mainline non-fuel CASM (1) of 7.26 cents for the month, a 3.8 percent reduction year over year.
•	Improving consolidated passenger unit revenue (PRASM) to 10.97 cents, a 17.1 percent improvement compared to April 2005.

“April’s results are an encouraging indicator that our plan is working,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer. “They serve as a great motivator to continue to act quickly to achieve our remaining restructuring objectives.”

About Delta
Delta Air Lines is one of the world’s fastest growing international carriers with more than 50 new international routes added or announced in the last year.  Delta offers flights to 447 destinations in 96 countries on Delta, Delta Shuttle, the Delta Connection carriers and its worldwide partners.
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In summer 2006, Delta plans to offer customers more destinations and departures between the U.S., Europe, India and Israel than any global airline*, including service on 11 new transatlantic routes from its Atlanta and New York-JFK hubs.  Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with nearly 40 routes announced, added or applied to serve since Jan. 1, 2005.  Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners.  Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services.  Customers can check in for flights, print boarding passes and check flight status at delta.com.

*From the U.S., based on July 2006 OAG.
Endnotes
(1) Included is a reconciliation of Delta’s mainline CASM excluding fuel expense. Delta presents mainline CASM excluding fuel expense because management believes high fuel prices mask the progress that Delta achieved toward its business plan targets.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; our ability to implement our business plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.
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Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K filed on March 27, 2006 and its Form 10-Q, filed on May 12, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of May 31, 2006, and which Delta has no current intention to update.

Note 1: The following tables show reconciliation of certain financial measures adjusted for the items shown below.

	For the		For the
	Month Ended		Month Ended
	April 30, 2006		April 30, 2005

Mainline CASM	10.29	¢	10.13	¢
Fuel expense	3.03		2.58
Mainline CASM excluding fuel expense	7.26	¢	7.55	¢